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                       EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT made this 28th day of November, 1995 between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (the "Company"), and PETER J. O'SHEA, JR. (the
"Executive").

     Whereas, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Company and the Executive agree as follows:

     1. Employment. The Company shall employ the Executive, and the Executive shall accept employment by the Company, effective January 1, 1996 (the "Effective Date"). Commencing on the Effective Date the Executive shall serve as Senior Vice President and General Counsel of the Company. During the Term (as defined in Paragraph 2) the Executive shall serve as the Company's chief legal officer and shall report directly to the Company's chief executive officer. The Executive shall have responsibility for the Company's legal affairs and for the day to day supervision of its Law Department, and in addition shall perform such other executive duties as may be reasonably assigned to him by the


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Board of Trustees of the Company (the "Board") or the Company's
chief executive officer.

     2. Term of Employment. The Term of the Executive's employment under this Agreement shall be the three (3) year period commencing on the Effective Date and ending on December
31, 1998 (such period being hereinafter called the "Term").

     3. Salary. As of the Effective Date, the Company shall pay and the Executive shall accept a basic salary of Two hundred ninety-five thousand Dollars ($295,000.00) per annum, which shall accrue and be payable in equal monthly installments in accordance with the Company's prevailing payment practices for salary, as such practices may change from time to time. The amount of the Executive's annual salary shall be reviewed at least annually by the Board and may be increased on the basis of such review. The Company shall continue to accrue and to pay the Executive the salary until the occurrence of the earliest of (A) the date of the Executive's death, (B) in the event of the Executive's Permanent Disability (as hereinafter defined), the expiration of the salary continuation period applicable to the Executive under the Company's sick leave policy in effect for its officers, (C) the effective date of the Executive's voluntary resignation, and
(D) the expiration of

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the Term. For purposes of this Agreement "Permanent Disability"
shall mean disability from any cause that renders the Executive incapable of performing all or substantially all of his duties hereunder as determined by the Company in accordance with the terms and conditions of the Company's long-term disability plan applicable to its officers.

     4. Supplemental Pension Benefits. (a) If the Executive is in the Company's employ on January 1, 1999, then, thereafter upon termination of the Executive's employment with the Company for any reason (including the Executive's death, Permanent Disability, voluntary resignation or retirement at normal retirement age under the Consolidated Edison Retirement Plan for Management Employees as amended from time to time or any successor plan (the "Retirement Plan")), other than his termination by the Company by reason of or arising out of breach of his duties as an officer of the Company, the Company shall provide the Executive with a supplemental pension benefit, and his Surviving Spouse (as defined below) with a supplemental 50% surviving spouse benefit, such supplemental pension and surviving spouse benefit being hereinafter called the "Supplemental Pension", equal to all benefits to which the Executive or his Surviving Spouse would be entitled under the Retirement Plan and the Con Edison Supplemental Retirement Income Plan as

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amended from time to time and any successor plan (the "SRIP" and, collectively, the Retirement Plan and the SRIP are herein called the "Pension Plans") as in effect on the date of such termination, calculated as if the Executive's period of service with the Company were treated as equal to two times the Executive's actual period of service with the Company (and for purposes of this Paragraph such service is hereby so treated); provided, however, that there shall be deducted from any benefit the Company shall be obligated to pay under this Paragraph the actual benefits paid to the Executive or his Surviving Spouse under the Pension Plans. Payment of the Supplemental Pension shall be made at the times and in the form and manner of payments provided under the Retirement Plan, whether or not the Executive or his Surviving Spouse shall receive any benefits under the Retirement Plan and shall be increased by the same cost of living adjustment provisions applicable to benefits paid under the Retirement Plan. "Surviving Spouse" shall be determined in accordance with the marriage requirements for surviving spouse benefits under the Retirement Plan. This paragraph 4 shall survive the expiration of the Term.

     (b) The Company may establish a memorandum account on its books for the Executive as a bookkeeping convenience at such time or times as amounts of benefits are accrued under this paragraph
("Unfunded Amounts"). The Company shall not

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be required to segregate any funds representing any Unfunded
Amounts, and nothing in this Agreement shall be construed as providing for such segregation. In addition, the Company shall not be deemed to be a trustee or a fiduciary for the Executive of any Unfunded Amounts, and the liabilities of the Company to the Executive in respect of the Unfunded Amounts shall be those of a debtor pursuant to such contract obligations as are created by this Agreement, and no such liabilities of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

     5. Benefits. During the Term the Executive shall be eligible to participate in all pension, savings, health and welfare, and other employee benefit plans and arrangements, and shall be subject to all programs, policies and practices of the Company, applicable to officers of the Company in accordance with the terms and conditions of such plans, arrangements, programs, policies and practices and shall enjoy all perquisites and other fringe benefits that the Company may from time to time make available to its officers.

     6. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements or understandings, written or oral, between the Executive and the Company and

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constitutes the only and entire agreement and understanding of the Executive and the Company with respect to the matters provided for in this Agreement.

     7. Assignment and Successorship. This Agreement shall not be assignable by either party, nor shall either party have the right to assign any rights or privileges or delegate any duties or obligations under this Agreement without the prior written consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company, or upon its merger or consolidation with another corporation, or company or other entity, this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting corporation, company or other entity in the same manner and to the same extent as though such other corporation, company or entity were the Company.

     8. Governing Law. This Agreement and all questions arising hereunder shall be construed and interpreted according to the laws of the State of New York.

     9. Board Approval. This Agreement has been approved by the Board.

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     10. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company.

     11. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     12. Headings. The headings of the Paragraphs of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

     IN WITNESS WHEREOF, the Executive has subscribed his name and the Company, pursuant to authorization by its Board of Trustees, has caused this instrument to be executed and delivered in its name and on its behalf, all as of the day and year first above written.

Attest:                  CONSOLIDATED EDISON COMPANY
                          OF NEW YORK, INC.



ARCHIE M. BANKSTON       By:   RICHARD P. COWIE
Archie M. Bankston             Richard P. Cowie
Secretary                      Vice President-
                                 Employee Relations

                         PETER J. O'SHEA, JR.
                         Peter J. O'Shea, Jr.


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